Exhibit 10.6




                                 EMPLOYMENT AGREEMENT

                                    BY AND BETWEEN

                                  HOLLIS-EDEN, INC.

                                        AND

                                 RICHARD B. HOLLIS

                                 EMPLOYMENT AGREEMENT


               This Employment Agreement ("the Agreement") is made and entered into effective as of November 1, 1996, by and between Hollis-Eden, Inc., a Delaware corporation (the "Company"), and Richard B. Hollis ("Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties," and may individually be referred to as a "Party."

                                       RECITALS

               A. The Executive is presently employed by the Company as Chairman, President and Chief Executive Officer.

               B. As the Executive's contribution to the growth and success of the Company since its inception has been substantial, the Board of Directors (the "Board") of the Company desires to provide for the continued employment of the Executive and to make certain changes in the Executive's employment arrangements with the Company which the Board has determined will reinforce and encourage the continued attention and dedication to the Company of the Executive as a member of the Company's management.

               C. The Executive desires to continue his employment with the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

                                      AGREEMENT

               In consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

          1.   EMPLOYMENT.

               1.1 The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment by the Company, upon the terms and conditions set forth in this Agreement, effective as of the date first set forth above ("Effective Date").

               1.2 Executive shall be the Chairman, President and Chief Executive Officer of the Company, its subsidiaries, and its successors (if any) and their subsidiaries (collectively, the "Company Affiliates"), and shall serve in such other capacity or capacities, with the consent of the Executive, as the Board may from time to time prescribe.

               1.3 Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the positions of Chairman, President and Chief Executive Officer and are not inconsistent with the provisions of the charter documents of the Company Affiliates. However, at all times during his employment Executive shall be subject to the direction and policies from time to time established by the Board. Notwithstanding the foregoing, Executive shall have such corporate power and authority as shall be reasonably required to enable the Executive to discharge the Executive's duties in any office that Executive may hold.

               1.4 Unless the Parties otherwise agree in writing, prior to Executive's termination in accordance with this Agreement, Executive shall perform the services he is required to perform pursuant to this Agreement at the Company's offices, located at 808 S.W. Third Avenue, Suite 540, Portland, Oregon 97204, or, with the consent of the Executive, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time reasonably require Executive to travel temporarily to other locations in connection with the Company's business.

          2.   LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

               2.1 During his employment by the Company, Executive shall devote his full business energies, interest, abilities and productive time to the proper and efficient performance of his duties under this Agreement. The foregoing shall not preclude Executive from engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations which will not present any direct conflict of interest with the Company or affect the performance of Executive's duties hereunder.

               2.2 Prior to the Executive's termination in accordance with this Agreement, Executive shall not engage in competition with the Company, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products which are in the same field of use or which otherwise directly compete with the products or proposed products of the Company.

               2.3 Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this paragraph.

          3.   COMPENSATION OF EXECUTIVE.

               3.1 The Company shall pay Executive a base salary of not less than $195,000.00 per year, payable in regular periodic payments in accordance with Company policy but in no event less frequent than semi-monthly. Executive's base salary shall increase to not less than $225,000.00 at such time as the Company obtains financing of an aggregate of at least $5,000,000.00 from one or more transactions, including but not limited to the receipt of cash upon the exercise of warrants to purchase Common Stock of the Company. Such salaries shall be prorated for any partial year of employment on the basis of a 365-day fiscal year.

               3.2 Executive's compensation may be changed from time to time by mutual agreement of Executive and the Board.

               3.3 All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

               3.4 Executive shall be entitled to at least four weeks of paid vacation each twelve-month period during Executive's employment hereunder, which shall continue to accrue during Executive's employment hereunder, in addition to all national holidays.

               3.5 Executive shall, in the discretion of the Board and in accordance with Company policy, be entitled to participate in benefits under any employee benefit plan or arrangement made available by the Company now or in the future to its executives and key management employees. Notwithstanding the foregoing, during Executive's employment hereunder, the Company shall continuously provide Executive, at the Company's sole cost and expense, with (i) term life insurance equal to four times Executive's base salary, (ii) short and long-term disability insurance, (iii) medical, dental and vision care/insurance for Executive, Executive's spouse and Executive's children, and (iv) director and officer liability insurance in amounts customary for companies similar to the Company.

               3.6 Executive's performance shall be reviewed by the Board on a periodic basis (not less than once each fiscal year) and the Board may, in its sole discretion, award such bonuses to Executive as shall be appropriate or desirable based on Executive's performance. The Company agrees that Executive shall be reviewed within twelve months of commencing employment hereunder. The Company agrees to negotiate with Executive an incentive bonus based upon performance targets mutually agreed to by the Board and Executive from time to time but at least annually, in advance of the applicable year. The performance targets shall be negotiated with the goal of achieving an annual bonus of 100% of Executive's base salary; provided, however, the bonus to be earned by Executive upon attaining any such performance target shall range from not less than 50% of Executive's base salary to any amount in excess of 100% of Executive's base salary in the applicable year. Executive and the Company shall negotiate the other criteria necessary for Executive's receipt of an annual bonus in excess of 100% of Executive's base salary.

               3.7 Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services, including expenses related to relocation, travel, entertainment, parking, business meetings and professional dues. Such expenses shall be accounted for in accordance with the policies and procedures established by the Company.

          4. TERMINATION BY COMPANY. Executive's employment with the Company may be terminated by the Company under the following conditions:

               4.1 DEATH. Upon Executive's death, in which case termination shall be effective on the last day of the month in which Executive's death occurs.

               4.2 DISABILITY. If Executive becomes, for six consecutive months, completely disabled due to physical or mental illness as defined under Section 4.2.1, or if Executive shall be absent from duties on a full-time basis due to illness for six consecutive months, and shall not have returned to the performance of duties within thirty (30) days after receiving written notice of termination following such six-month period.

                    4.2.1 The term "completely disabled" as used in this Agreement shall mean the inability of Executive to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board and approved by the Executive, which approval shall not be unreasonably withheld, determines to have incapacitated Executive from satisfactorily performing any or all essential functions of his position for the Company during the foreseeable future. Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such complete disability for purposes of this Agreement.

               4.3 FOR CAUSE. The Company may terminate Executive's employment under this Agreement "for cause" ("For Cause") by (i) delivery of written notice to Executive specifying the cause or causes relied upon for such termination; and (ii) giving Executive, together with his counsel, an opportunity to be heard before the Board. Any notice of termination given pursuant to this Section 4.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 10 below.

               If Executive's employment under this Agreement is terminated by the Company For Cause under this section, Executive shall be entitled to receive only accrued base salary and other accrued benefits required by law, prorated to the date of termination. Executive will not be entitled to severance pay, pay in lieu of notice or any other such compensation. Grounds for the Company to terminate this Agreement For Cause shall be limited to the occurrence of any of the following events without Board consent:

                    4.3.1 Executive is in material breach of any provision of this Agreement and, except as otherwise provided in this Section 4.3, such breach continues for a period of 30 days after notice of such breach is given to Executive by the Company;

                    4.3.2 Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or which violates any provision of Section 7 of this Agreement and such violation continues for a period of ten days after notice of such violation is given to Executive by the Company;

                    4.3.3 Executive's commission of any fraud against the Company;

                    4.3.4 Intentional improper use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated and the same has not been remedied within three days after notice of such violation is given to Executive by the Company; and

                    4.3.5 Executive's conviction of any crime involving dishonesty or moral turpitude.

               4.4 WITHOUT CAUSE. The Company may terminate the Executive's employment without cause ("Without Cause") upon delivery of written notice to the Executive at any time. Any notice of termination given pursuant to this Section 4.4 shall effect termination not less than 60 days after the date of such notice.

          5.   TERMINATION BY EXECUTIVE.  Executive may terminate
          Executive's employment with the Company (a) for Sufficient Reason (as defined below in Section 5.1) within three hundred sixty-five
          (365) consecutive days following the occurrence of an event or events constituting such Sufficient Reason; or (b) without Sufficient Reason.

               5.1 "Sufficient Reason" shall mean any one or more of the following events:

                    5.1.1 The occurrence of a Change in Control of the Company (as defined below in Section 6.5);

                    5.1.2 The failure by the Company to comply with any material provision of this Agreement and such failure has continued for a period of ten days after notice of such failure has been given by Executive to the Company;

                    5.1.3 The assignment to Executive of any duties materially inconsistent with Executive's status as the Chairman, President and Chief Executive Officer of the Company or the reduction of Executive's authority as provided hereunder; and

                    5.1.4 The reduction by the Company in Executive's base salary or as the same may be increased from time to time under the terms of this Agreement, except for across-the-board salary reductions approved by 66-2/3% of the Board similarly affecting all management personnel of the Company; provided, however, that in no event shall Executive's base salary be reduced to an amount equal to less than 75% of the highest base salary at any time in effect during Executive's employment hereunder.

          6.   COMPENSATION UPON TERMINATION.

               6.1 DEATH. If Executive's employment shall be terminated by death, the Company shall pay to Executive's designee(s), beneficiary(ies), or if there is no such designee or beneficiary, to Executive's estate, an amount equal to Executive's base salary and prior year's bonus for one (1) year.

               6.2 DISABILITY. If Executive shall become disabled as provided in Section 4.1, the Company shall continue to pay to Executive an amount which, when combined with disability or income-continuance benefits pursuant to a Company plan or provided under state law and received by Executive, shall equal but not exceed Executive's base salary, provided that Executive has submitted claims for any and all such disability benefits to which he may be entitled. For any waiting period during which Executive receives no benefits under any disability plan, the Company shall pay his entire base salary. The Company shall continue to integrate such salary payments with benefits until such time as Executive's employment is terminated in accordance with Section 4.2 hereof. Upon any such termination, the Company shall pay to Executive an amount equal to Executive's base salary and prior year's bonus for one (1) year.

               6.3 CAUSE, WITHOUT SUFFICIENT REASON. If Executive's employment shall be terminated by the Company For Cause, or if Executive terminates employment hereunder without Sufficient Reason, the Company shall pay Executive his base salary through the date of termination at the rate in effect at the time of the notice of termination, and the Company shall thereafter have no further obligations to Executive under this Agreement.

               6.4 WITHOUT CAUSE, SUFFICIENT REASON. If (a) Executive shall terminate Executive's employment with the Company or the New Company (as defined in Section 6.5 of this Agreement) for Sufficient Reason under Section 5.1 of this Agreement; or (b) the Company shall terminate Executive's employment Without Cause, then upon Executive's furnishing to the Company (or the New Company, as the case may be) an executed waiver and release of claims (a form of which is attached hereto as Exhibit A), Executive shall be entitled to the following:

                    6.4.1 Executive's base salary through the date of termination;

                    6.4.2 Executive's annual base salary in effect at the time of termination times five;

                    6.4.3 An amount equal to the prior calendar year's bonus awarded to Executive times five;

                    6.4.4 Immediate vesting of all unvested stock options of the Company held by Executive, and the continuation of the period for exercise of all stock options of the Company held by Executive until the final expiration of the original term of such stock options; and

                    6.4.5 Continued receipt for three years of all employee benefit plans and programs in which the Executive and Executive's family were entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

               6.5  CHANGE IN CONTROL.

                    6.5.1 A "Change in Control" of the Company shall be deemed to have occurred if and when:

                         (i) Any person or entity or group of persons and/or entities acting in concert shall acquire, directly or indirectly, beneficial ownership of more than twenty percent (20%) of the outstanding shares of voting stock of the Company or other securities of the Company convertible (after giving effect to such conversion) into more than twenty percent (20%) of the outstanding shares of voting stock of the Company; or

                         (ii) The Company is a participant in a merger or consolidation in which the Company does not survive as an independent company; or

                         (iii)     The business or businesses of the
          Company for which Executive's services are principally performed are disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets or otherwise; or

                         (iv) During any period of two consecutive years during the term of Executive's employment hereunder, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

                    6.5.2 If any of the above four events occurs, then for purposes of this Agreement, the Company or the Company's successor will be considered the "New Company."

                    6.5.3 If within three hundred sixty-five (365) days following the occurrence of a Change in Control, Executive's employment with the New Company is terminated by the New Company for any reason whatsoever other than as specified in Section 4.3, upon Executive's furnishing to the New Company an executed waiver and release of claims (Exhibit A), Executive shall be entitled to the following:

                         (i) The New Company shall pay Executive's base salary through the date of termination;

                         (ii) The New Company shall pay Executive his annual base salary in effect immediately prior to the event or events resulting in a Change in Control, times five;

                         (iii) The New Company shall pay Executive an amount equal to five times the bonus awarded to Executive in the calendar year immediately preceding the calendar year in which the event or events resulting in a Change in Control occurred;

                         (iv) All unvested stock options of the New Company held by Executive shall immediately vest, and the continuation of the period for exercise of all stock options of the Company held by Executive until the final expiration of the original term of such stock options; and

                         (v) Executive shall continue to receive for three years all employee benefit plans and programs in which the Executive and Executive's family were entitled to participate immediately prior to the date of termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that the Executive's participation in any such plan or program is barred, the New Company shall arrange to provide the Executive with benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.

               All payments provided for in this Section 6 to be made to Executive shall be made in one lump sum within thirty (30) calendar days of Executive's date of termination unless otherwise directed by Executive.

               6.6 Prior to Executive's termination in accordance with this Agreement, the Company agrees to (i) nominate Executive and two of the Executive's designees for election to the Board and the Board of each of the Company Affiliates, (ii) use the Company's reasonable best efforts to support such nominations and elections, (iii) take no action, by amendment of the Company's charter documents or otherwise, to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Company hereunder and (iv) at all times in good faith assist in the carrying out of all of the provisions herein and in the taking of all such action as may be necessary or appropriate in order to protect Executive's rights hereunder against impairment.

          7.   CONFIDENTIAL INFORMATION; NONSOLICITATION.

               7.1 Executive recognizes that his employment with the Company will involve contact with information of substantial value to the Company, which is not old and generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions, developments, equipment, prototypes, sales and customer information, and business and financial information relating to the business, products, practices and techniques of the Company (hereinafter referred to as "Confidential Information"). Executive will at all times regard and preserve as confidential such Confidential Information obtained by Executive from whatever source and will not, either during his employment with the Company or thereafter, publish or disclose any part of such Confidential Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company. Notwithstanding the foregoing sentence, disclosure of Confidential Information shall not be precluded if such information (i) is now, or hereafter becomes, through no act or failure to act on the part of the Executive, generally known or available, or (ii) is required to be disclosed by law.

               7.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that, in order to protect the Company's confidential and proprietary information from unauthorized use, Executive will not, either directly or through others, solicit or attempt to solicit (i) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (ii) the business of any customer, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was listed on the Company's customer, vendor or distributor list.

          8. SUCCESSORS. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such an agreement prior to the effectiveness of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation and all other benefits from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Sufficient Reason hereunder.

          9. ASSIGNMENT AND BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.

          10. NOTICES. All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Company:  Hollis-Eden, Inc.
                              808 S.W. Third Avenue, Suite 540
                              Portland, Oregon 97204

          With a copy to:     Eric J. Lourmeau, Esq.
                              Cooley Godward LLP
                              4365 Executive Drive, Suite 1100
                              San Diego, California 92121

          If to Executive:    Richard B. Hollis
                              3807 N.E. 127th Circle
                              Vancouver, WA 98686

          With a copy to:     Martin P. Florman, Esq.
                              McDermott, Will & Emery
                              1301 Dove Street, Suite 500
                              Newport Beach, California 92660

          Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

          11. CHOICE OF LAW. This Agreement shall be construed and interpreted in accordance with the laws of the State of California, without regard to the conflict of laws provision thereof.

          12. INTEGRATION. This Agreement contains the complete, final and exclusive agreement of the Parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the Parties.

          13. AMENDMENT. This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

          14. WAIVER. No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the waiver in claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

          15. SEVERABILITY. The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the parties' intention with respect to the invalid or unenforceable term or provision.

          16. INTERPRETATION; CONSTRUCTION. The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged, and has consulted with, his own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

          17. REPRESENTATIONS AND WARRANTIES. Executive represents and warrants that, to the best of Executive's knowledge, he is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that his execution and performance of this Agreement will not violate or breach any other agreements between Executive and any other person or entity.

          18. COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

               IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

                                        THE COMPANY:

                                        HOLLIS-EDEN, INC.


                                        By: /s/ Robert Weber
                                           ----------------------------
                                             ROBERT WEBER
                                             VICE PRESIDENT AND CONTROLLER



                                        EXECUTIVE:


                                         /s/ Richard B. Hollis
                                        -------------------------------
                                             RICHARD B. HOLLIS

                                      EXHIBIT A

                             RELEASE AND WAIVER OF CLAIMS

               In exchange for payment to me of amounts pursuant to Sections 6.4 and 6.5 (and for the other benefits provided therein) of my Employment Agreement (the "Agreement"), to which this form is attached, I hereby furnish ____________ (the "Company") with the following release and waiver.

               I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, including but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under the California Fair Employment and Housing Act, and the Federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims, and wage or benefit claims, including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation (other than the obligations under Sections 6.4 and 6.5 of the Agreement.)

               I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

               I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this waiver and release is knowing and voluntary, and that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled as an employee of the Company. I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the waiver and release granted herein does not relate to claims which may arise after this agreement is executed; (b) I have the right to consult with an attorney prior to executing this agreement (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date I receive this agreement, in which to consider this agreement (although I may choose voluntarily to execute this agreement earlier); (d) I have seven
          (7) days following the execution of this agreement to revoke my consent to the agreement; and (e) this agreement shall not be effective until the seven (7) day revocation period has expired.


          Date:                              By:
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